As Filed with the Securities and Exchange Commission on October 22, 2014

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Abaxis, Inc.
(Exact name of registrant as specified in its charter)

California	77-0213001
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3240 Whipple Road
Union City, California 94587
(Address of Principal Executive Offices) (Zip Code)

Abaxis, Inc.
2014 Equity Incentive Plan
(Full title of the plan)

Clinton H. Severson
President, Chief Executive Officer,
and Chairman of the Board
Abaxis, Inc.
3240 Whipple Road
Union City, California 94587
(Name and address of agent for service)

Telephone number, including area code, of agent for service: (510) 675-6500.

Copies to:
Jodie M. Bourdet
Cooley LLP
101 California Street, 5th Floor
San Francisco, California 94111-5800
(415) 693-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, no par value	1,712,409 shares	$48.25	$82,623,735	$9,600.88

(1)	Consists of the shares reserved for future issuance under the registrant’s 2014 Equity Incentive Plan (the “2014 Plan”), which is equal to the sum of (i) 875,505 shares remaining available for issuance pursuant to the exercise of options or issuance or settlement of stock awards that have not previously been granted under the registrant’s 2005 Equity Incentive Plan, as amended (the “2005 Plan”), as of the effective date of the 2014 Plan (the “Carryover Shares”) and (ii) up to 836,904 shares (the “Returning Shares”) subject to outstanding stock awards granted under the 2005 Plan and 1998 Stock Option Plan that, on or after on October 22, 2014 (the effective date of the 2014 Plan): (i) expire or terminate for any reason prior to exercise or settlement, (ii) are forfeited, cancelled or otherwise returned to the registrant because of the failure to meet a contingency or condition required for the vesting of such shares, or (iii) are reacquired or withheld (or not issued) by the registrant to satisfy a tax withholding obligation in connection with a stock award or to satisfy the purchase price or exercise price of a stock award. Any such shares will immediately be added to the share reserve under the 2014 Plan as and when such shares become Returning Shares. Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the registrant’s common stock that become issuable under the 2014 Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the registrant’s common stock.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) promulgated under the Securities Act. The offering price per share and the aggregate offering price are based upon the average of the high and low prices of the registrant’s common stock as reported on The NASDAQ Global Select Market on October 20, 2014.

(3)	Pursuant to Rule 457(p) under the Securities Act, the registration fee of $9,600.88 is offset by the registration fee of $5,149.34 previously paid by the registrant with respect to the Carryover Shares, which have been reserved but not issued under the 2005 Plan as of October 22, 2014, the date of stockholder approval of the 2014 Plan, resulting in a net amount due of $4,451.54. The Carryover Shares were registered for issuance under the 2005 Plan on the registrant’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on February 14, 2013 (Registration Number 333-186678) (the “2013 Form S-8”). The Registrant is contemporaneously filing a Post-Effective Amendment No. 1 to the 2013 Form S-8 to reflect the removal from registration of the Carryover Shares under the 2013 Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

Abaxis, Inc. (the “Company”) hereby incorporates by reference in this registration statement the following documents:

•	The Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2014 filed with the Securities and Exchange Commission on May 30, 2014.
•	The Company’s Amendment to its Annual Report on Form 10-K/A for the fiscal year ended March 31, 2014 filed with the Securities and Exchange Commission on July 29, 2014.
•	The Company’s Annual Report on Form 11-K for the fiscal year ended December 31, 2013 filed with the Securities and Exchange Commission on June 27, 2014.
•	The Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 filed with the Securities and Exchange Commission on August 11, 2014.
•	The Company’s Current Reports on Form 8-K filed with the Securities and Exchange Commission on April 18, 2014, April 24, 2014 (with respect to Item 8.01 only), April 29, 2014, July 24, 2014 (with respect to Item 8.01 only) and August 21, 2014.
•	The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A filed on December 11, 1991 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.
•	All other reports and documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

The Company’s Amended and Restated Articles of Incorporation, as amended, provide that the liability of the directors for monetary damages shall be eliminated to the fullest extent permissible under California law. Pursuant to California law, the Company’s directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to the Company and its shareholders. However, this provision does not eliminate the duty of care, and in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under California law.

In addition, each director will continue to be subject to liability for (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the Company or its shareholders or that involve the absence of good faith on the part of the director, (iii) any transaction from which a director derived an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director’s duty to the Company or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of serious injury to the Company or its shareholders, (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the Company or its shareholders, (vi) any transaction that constitutes an illegal distribution or dividend under California law, and (vii) any transaction involving an unlawful conflict of interest between the director and the Company under California law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

In addition, the Company’s Amended and Restated Articles of Incorporation, as amended, provide that the Company is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) for breach of duty to the Company and its shareholders through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporation Code, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code.

The Company’s By-laws, as amended, provide that the Company will indemnify its directors and officers and may indemnify its employees and other agents to the fullest extent authorized by the California General Corporation Law. Such indemnification is intended to provide the full flexibility available under California law and may, under certain circumstances, include indemnification for negligence, gross negligence and certain types of recklessness. Under California law and the Company’s By-laws, as amended, the Company will be permitted to indemnify its directors, officers, employees and other agents, within the limits established by law and public policy, pursuant to an express contract, bylaw provision, shareholder vote or otherwise, any or all of which could provide indemnification rights broader than those expressly available under California law.

The Company is also empowered under its By-laws, as amended, to enter into indemnification agreements with its directors and officers and to purchase insurance on behalf of any person whom it is required or permitted to indemnify. The Company has entered into agreements with its directors and certain of its executive officers that require the Company to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or an executive officer of the Company or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

Section 317 of the California Corporations Code makes provisions for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act. Section 317 also provides that the indemnification provided by this section is not exclusive to the extent additional rights are authorized in a corporation’s articles of incorporation.

Item 7.	Exemption From Registration Claimed

Not applicable.

Item 8.	Exhibits

The exhibits listed on the accompanying Exhibit Index are incorporated by reference herein.

Item 9.	Undertakings

The undersigned registrant hereby undertakes:

(1)            To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)             To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)            To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)            That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Union City, State of California, on October 22, 2014.

ABAXIS, INC.

By:	/s/ Clinton H. Severson
Clinton H. Severson
President, Chief Executive Officer and Chairman of the Board

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below, hereby constitutes and appoints Clinton H. Severson and Alberto R. Santa Ines, and each of them, as his true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him and in his name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their, his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Clinton H. Severson	President, Chief Executive Officer and Director	October 22, 2014
Clinton H. Severson	(Principal Executive Officer)

/s/ Alberto R. Santa Ines	Chief Financial Officer and Vice President of Finance	October 22, 2014
Alberto R. Santa Ines	(Principal Financial and Accounting Officer)

/s/ Vernon E. Altman	Director	October 22, 2014
Vernon E. Altman

/s/ Richard J. Bastiani, Ph.D.	Director	October 22, 2014
Richard J. Bastiani, Ph.D.

/s/ Michael D. Casey	Director	October 22, 2014
Michael D. Casey

/s/ Henk J. Evenhuis	Director	October 22, 2014
Henk J. Evenhuis

/s/ Prithipal Singh, Ph.D.	Director	October 22, 2014
Prithipal Singh, Ph.D.

EXHIBIT INDEX

Exhibit No.	Description
4.1
Amended and Restated Articles of Incorporation, as amended (filed with the Securities and Exchange Commission on May 30, 2014 as Exhibit 3.1 to the registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2014 and incorporated herein by reference).

4.2
By-laws, as amended (filed with the Securities and Exchange Commission on May 30, 2014 as Exhibit 3.2 to the registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2014 and incorporated herein by reference).

5.1	Opinion of Cooley LLP.

23.1	Consent of Cooley LLP (included in Exhibit 5.1).

23.2	Consent of Burr Pilger Mayer, Inc., Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included on the signature pages to this registration statement).

99.1
2005 Equity Incentive Plan, as amended and restated through November 8, 2012 (filed with the Securities and Exchange Commission on February 11, 2013 as Exhibit 10.4 to the registrant’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2012 and incorporated herein by reference).

99.2	2014 Equity Incentive Plan.